Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”), is entered into as of May 6th, 2019 by and between Frithjof Oldorff (“Oldorff”) and Gentherm Incorporated, a Michigan corporation (“Gentherm”).

Recitals

A.    From January 1, 2008 to August 1, 2015, Oldorff was employed by Gentherm GmbH, which has been a wholly-owned subsidiary of Gentherm since 2013. On August 1, 2015 (the “Start Date”), Gentherm and Oldorff entered into an Executive Relocation and Employment Agreement (the “Employment Agreement”) pursuant to which Oldorff relocated from Germany to the United States and became an employee of Gentherm. The Employment Agreement had an initial term of three years; however, on October 3, 2017, the initial term was extended and the current term of the Employment Agreement will now expire July 1, 2019.

B.    Oldorff has indicated he will not engage in discussions to further extend the term, and therefore a Non-Extension Termination will occur in accordance with the Employment Agreement. To ensure an orderly transition of Oldorff’s duties to other Gentherm employees, and to ensure a clear understanding of each party’s rights and responsibilities pertaining to the end of Oldorff’s employment with Gentherm, Oldorff and Gentherm are entering into this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    Separation of Employment. Oldorff’s employment with Gentherm will terminate on July 1, 2019 (the “Separation Date”). From May 10, 2019 until the Separation Date (the “Transition Period”), Oldorff will focus on providing the Transition Services (as defined below). The period between the Effective Date (as defined in Section 7) and the Separation Date is referred to as the “Remaining Period”.

2.    Continuation of Salary and Benefits; Transition Period Duties.

a.

During the Remaining Period, Oldorff will continue to receive his current base salary payable in accordance with Gentherm’s normal payroll practices. However, for calendar year 2019, Oldorff will not be eligible to receive any bonus payment pursuant to the Gentherm Incorporated Performance Bonus Plan (the “Bonus Plan”). Oldorff acknowledges that he has already received all amounts due to him under the Bonus Plan for years prior to 2019 and, therefore, Oldorff has no further rights under the Bonus Plan. During the Remaining Period, Oldorff will continue to receive the employee health and welfare benefits he receives from Gentherm as of the Effective Date. Oldorff agrees that his right to participate in such employee health and welfare benefit plans will cease on the Separation Date.

b.

During the Transition Period, Oldorff shall assist Gentherm in the transitioning of Oldorff’s responsibilities to other Gentherm employees as reasonably requested by Gentherm’s Chief Executive Officer (the “Transition Services”). Oldorff shall provide the Transition Services at Gentherm’s headquarters in

Exhibit 10.1

Northville, Michigan or such other location as mutually agreed upon by Oldorff and Gentherm’s Chief Executive Officer. Oldorff shall resign as a director and/or officer from each applicable subsidiary of Gentherm when requested by Gentherm’s legal counsel.

3.    Gentherm Obligations to Oldorff. Oldorff and Gentherm acknowledge that, in addition to the obligations set forth in Section 2 above and the Severance Payment set forth in Section 6 below, Gentherm has only the following obligations to Oldorff:

a.

Equity Vesting. On June 11, 2019, Oldorff will vest in 2,753 restricted stock units (the “2018 RSUs”) pursuant to the Restricted Stock Unit Award Agreement – Time-Based Grant entered into by and between Oldorff and Gentherm on June 11, 2018 (the “2018 RSU Grant Agreement”). Pursuant to the terms of the 2018 RSU Grant Agreement, the 2018 RSUs will be converted to shares of Gentherm common stock for delivery to Oldorff within 10 business days after the date of vesting.

b.	Wages and Vacation. On the Separation Date, Oldorff is entitled to receive the following amounts (which amounts shall be paid on the next regular payroll date after the Separation Date):

i.	Accrued Wages. Any accrued but unpaid base salary through the Separation Date.

ii.	Accrued Vacation. Any accrued but unused vacation time through the Separation Date.

c.	Vested Options. As of the Effective Date, Oldorff has vested rights to the following stock options (the “Vested Options”):

i.	Options to purchase 18,000 shares at $38.05 per share

ii.	Options to purchase 22,500 shares at $40.64 per share

iii.	Options to purchase 30,000 shares at $41.69 per share

In accordance with the terms of the applicable Gentherm equity incentive plans, the above options will continue to be exercisable for 90 days following the Separation Date. Any options that have not been exercised by the end of such 90-day period shall be automatically terminated and forfeited.

d.	Automobile. Oldorff will be entitled to continue to use the Gentherm-owned automobile he drives as of the Effective Date (or an equivalent vehicle) until the Separation Date.

e.

Business Expense Reimbursements. Oldorff will submit to Gentherm a request for reimbursement of all business expenses he incurs relating to the period prior to the Separation Date no later than 30 days after the Separation Date; such expenses will subject to and paid in accordance with Gentherm’s business expense reimbursement policy, to be applied consistently in all material respects with historical practice to Oldorff during the term of the Employment Agreement, and the provisions of this Agreement.

Exhibit 10.1

f.

Housing Allowance. Oldorff will receive from Gentherm the Housing Allowance (as defined in the Employment Agreement) for each month during the Remaining Period, up to and including the calendar month of June, 2019.

g.

Repatriation Benefits. Oldorff will be entitled to receive the following repatriation benefits from Gentherm if and when incurred (such benefits shall either be paid by Gentherm directly or reimbursed to Oldorff upon receipt by Gentherm of appropriate documentation that such expense has been incurred and paid by Oldorff):

i.	One-way business class flights for Oldorff and his family to return to Germany;

ii.

Freight costs associated with shipping Oldorff’s household goods to the Oldorff’s home in Germany (subject to a maximum of 500 pounds of air freight and a maximum of 12,000 pounds shipped by sea); it is the intention of the parties that such freight benefits be provided to Oldorff on a tax-free basis; therefore, Gentherm shall pay an additional cash gross-up amount to Oldorff to reimburse him for any taxes that Oldorff is obligated to pay on these benefits and on such cash payment;

iii.	A customary brokerage commission and other customary closing costs associated with the sale of the Oldorff’s home in Michigan, if he sells such home within 12 months of the Separation Date; and

iv.	Temporary housing for up to 30 days in either the United States or in Germany as needed by Oldorff and his family during their transition back to Germany.

h.

German Welfare Payments. During the Remaining Period, Gentherm agrees to continue to provide the welfare benefits set forth in Section 2(b)(iv) of the Employment Agreement, including to make contributions to the Retirement Savings Plan (401K) for the benefit of Oldorff and to pay on Oldorff’s behalf, or reimburse Oldorff for, (i) the minimal social pension plan contribution required to maintain Oldorff’s future eligibility for a pension benefit in Germany and (ii) the minimal social medical insurance contribution required to maintain Oldorff’s eligibility for future medical insurance should Oldorff ever relocate back to Germany.

i.

Tax Differential Protection. Notwithstanding anything to the contrary herein, for all applicable tax periods from the Start Date through the Separation Date, Oldorff shall remain entitled to the tax protection and other benefits described in Section 2(b)(x) of the Employment Agreement, which section addresses tax differentials between Germany and the United States, including with respect to any travel that is compliant with the Home Country Visit Allowance during the

Exhibit 10.1

term of his Employment Agreement and the Remaining Period. In furtherance of such provision, Gentherm will engage and pay reasonable fees of a tax advisor to provide tax consulting services solely in connection with the filing of his state and U.S. federal tax returns due for 2018 and 2019.

Except as described in Section 2(b)(x) of the Employment Agreement or otherwise herein, Oldorff is responsible for the payment of all taxes on all of the payments, benefits and other compensation received pursuant to his Employment Agreement and this Agreement. All of the payments and benefits described herein to be made or provided to or for the benefit of Oldorff (including any exercise of stock options) will be subject to withholding of taxes and other lawful deductions, as well as reporting on a W-2 under applicable law. Cash payments hereunder may be reduced by withholding tax owing on such payments and by withholding tax owing on any non-cash benefits hereunder (including any exercise of stock options). If at the time withholding tax is owing on such non-cash benefits there is then payable hereunder to Oldorff either no or insufficient cash to cover the withholding tax on such cash and on such non-cash benefits, then Oldorff shall immediately make a cash payment to Gentherm in an amount equal to the deficiency.

j.

Indemnities and Insurance. Consistent with Section 3(c)(iii) of the Employment Agreement, Oldorff’s rights to indemnification as a result of his activities as an officer, director or employee of Gentherm shall be unaffected by the termination of his employment with Gentherm. Further, the Company shall indemnify and hold harmless Oldorff in the manner and to the extent set forth in Section 7(e) of the Employment Agreement. Likewise, consistent with Section 7(f) of the Employment Agreement, Gentherm insurance coverage for Oldorff shall be unaffected by the termination of his employment with Gentherm.

4.    Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company (including any Company-owned automobile in his possession), and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature.

5.    No Other Gentherm Obligations.

a.

No Other Payments or Benefits. Oldorff acknowledges that the payments and benefits described in Section 3 above are the only payments and benefits owed by Gentherm to Oldorff, whether under the Employment Agreement or otherwise.

b.

No Other Equity. Oldorff acknowledges that, excluding (I) the 2018 RSUs, (II) the Vested Options, (III) any shares of Gentherm stock that were already delivered to Oldorff prior to the Effective Date, and (IV) other unvested options,

Exhibit 10.1

unvested restricted stock, unvested restricted stock units and unvested performance stock units previously awarded to Oldorff, all of which unvested items will never vest and will automatically terminate and be forfeited on the Separation Date, Oldorff has no other equity interests in Gentherm.

6.    Severance and Release. In consideration for the agreements and promises set forth in this Agreement:

a.

Gentherm agrees to pay Oldorff one month’s current regular salary as severance (the “Severance Payment”), payable on the Separation Date and subject to all withholding of taxes and other lawful deductions;

b.

Gentherm releases and discharges Oldorff, to the extent permitted by applicable law, of and from all claims which may have arisen on or prior to the date of execution of this Agreement, whether known or unknown, suspected or unsuspected, including but not limited to any debt, obligation, demand, cause of action, judgment, controversy or claim of any kind whatsoever, whether sounding in contract, statute, tort, claim for attorneys’ fees or costs, or any other legal theory to the extent allowed by law; provided, however, that the foregoing release shall not include any claims arising out of or relating to (i) events, acts, or omissions taking place after the parties’ execution of this Agreement, including, without limitation, Oldorff’s breach of any terms or conditions of this Agreement and Gentherm’s rights to enforce the terms of this Agreement; or (ii) Oldorff’s criminal activities or intentional misconduct occurring at any time during his employment with Gentherm, including but not limited to any fraud, embezzlement and/or misappropriation of funds; and

c.

Oldorff hereby waives, releases and forever discharges any and all disputes, claims or causes of action that he has or might assert against Gentherm and/or its predecessors, successors, parents, subsidiaries or affiliates, and each of its and their respective directors, officers, members, shareholders, owners, representatives, agents and employees (collectively referred to as the “Released Parties”), whether now known or unknown, of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to Oldorff’s employment or separation from employment with Gentherm (collectively referred to as “Claims” and “Rights”), excluding only Oldorff’s Claims and Rights to enforce the terms of this Agreement. Oldorff acknowledges and agrees that the Claims and Rights released under this Agreement include, without limitation, all disputes, claims, and causes of action for breach of implied or express contract, promissory estoppel, entitlement to any compensation or benefits (other than the amount promised in this Agreement), defamation, wrongful termination, public policy violations, emotional distress and related matters, discrimination, harassment, and retaliation, and all claims arising under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to: Title VII of the

Exhibit 10.1

Civil Rights Act of 1964 (“Title VII”); the Americans with Disabilities Act (“ADA”); the Equal Pay Act (“EPA”); the Age Discrimination in Employment Act (“ADEA”); the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act (“OWBPA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Worker Adjustment Retraining and Notification Act (“WARN”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the National Labor Relations Act (“NLRA”); the Michigan Elliott-Larsen Civil Rights Act (“ELCRA”); Michigan Persons with Disabilities Civil Rights Act (“PWDCRA”); Payment of Wages and Fringe Benefits Act (“WFBA”); Michigan Whistleblowers’ Protection Act (“WPA”); Bullard-Plawecki Employee Right to Know Act; the Michigan Occupational Safety and Health Act (“MIOSHA”); the Michigan Social Security Number Privacy Act; the Michigan Internet Privacy Protection Act; the Michigan Constitution; and any other federal, state, or local law, or regulation, or any common law action, relating to Oldorff’s employment, or the cessation of that employment, that Oldorff may have against the Released Parties as of the Effective Date, and/or any type of damages, liability, wages, commissions, benefits, attorney’s fees, costs or relief of any type (legal, equitable or otherwise).

7.    Review Period and Revocation Period. Oldorff has 21 calendar days from the date he receives this Agreement (the “Review Period”) to review and sign this Agreement and is advised to consult with an attorney of his choice before signing this Agreement, which includes a release of potential claims under the ADEA. Oldorff may expressly and voluntarily waive any part or all of the Review Period by signing and returning this Agreement to Gentherm prior to the expiration of the Review Period. If Oldorff fails to sign and return this Agreement prior to the expiration of the Review Period, this Agreement shall be void unless Gentherm agrees otherwise in writing. Oldorff has the right to revoke his release of claims in this Agreement by informing Gentherm in writing of such revocation within seven calendar days following his execution of this Agreement (the “Revocation Period”). This Agreement will not become effective unless the Revocation Period has expired without any revocation having been communicated (in such event, the end of the Revocation Period is referred to herein as the “Effective Date”).

8.    Confidential Information. Oldorff agrees to comply in all respects with all confidentiality agreements that he signed during his employment with Gentherm, or any policies and procedures of Gentherm relating to confidentiality by employees or officers in effect as of the Effective Date, including the Confidential Information and Inventions Assignment Agreement dated as of October 3, 2017 (the “October 3rd Agreement”), and Oldorff acknowledges that his obligations under such confidentiality agreements, policies and procedures will continue during the Remaining Period and after his employment with Gentherm ends.

9.    Restrictive Covenants. Oldorff agrees to comply in all respects with all restrictive covenants that he signed during his employment with Gentherm in effect as of the Effective Date, including under the October 3rd Agreement, and Oldorff acknowledges that his obligations under such restrictive covenants will continue during the Remaining Period and after his employment with Gentherm ends in accordance with their terms.

Exhibit 10.1

10.    Insider Trading Policy. Oldorff acknowledges that he is currently subject to the Restated Statement of Policy for Securities Trading by Gentherm personnel and that he will continue to be subject to such policy for so long as he meets the definition of “Persons Subject to This Policy Statement” therein; provided, such policy will be applied to Oldorff in the same manner as applied to the executive officers of the Gentherm.

11.    No Representation. Oldorff represents and acknowledges that, in executing this Agreement, Oldorff does not rely and has not relied on any representation or statement by Gentherm or any agents or representatives of Gentherm with regard to the subject matter, basis or effect of this Agreement.

12.    Binding Agreement. Oldorff represents and warrants that the execution, delivery and performance of this Agreement will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound. This Agreement shall be binding upon Oldorff and Oldorff’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Gentherm and its directors, officers, representatives, successors and assigns.

13.    Governing Law and Interpretation. This Agreement is made and entered into in the State of Michigan, and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any term, condition, provision or covenant of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such term, condition, provision or covenant shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Oldorff and Gentherm (with express approval of the Gentherm Chief Executive Officer) wherein specific reference is made to this Agreement.

Exhibit 10.1

15.    Notices. Any notice or other communication required or permitted to be given under this agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a party by notice to the other party in accordance with this Section 15) and delivered personally, by certified or registered mail or by recognized overnight courier, or delivered by e-mail coupled with confirmation of actual receipt:

If to Gentherm, to the address set forth below:

Gentherm Incorporated

Attention: Vice-President and General Counsel

21680 Haggerty Rd.

Northville, MI 48167

If to Oldorff, to the addresses set forth below:

Until June 14th of 2019:

3849 Glen Falls Drive

Bloomfield Hills, 48302 Michigan USA

From June 15th of 2019:

Am Weinberg 20

85241 Hebertshausen, Germany

16.    Internal and Public Announcement. Oldorff shall not make any public or internal (within Gentherm) statements, comments or other communications concerning the existence or contents of this Agreement, or his separation of employment with Gentherm, without the prior written consent of Gentherm’s Chief Executive Officer or Chief Human Resources Officer, except that he may confirm the existence of this Agreement and such separation following Gentherm’s public announcement of this Agreement and such separation in a widely disseminated press release or a filing with the Securities and Exchange Commission.

17.    Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement, except that any other agreements that Oldorff entered into with Gentherm that pertains to confidentiality, non-disclosure, non-solicitation, and/or non-competition, including the October 3rd Agreement, remain in full force and effect and, as noted above, each applicable Gentherm policy (such as its Insider Trading Policy) will continue to apply to Oldorff to the extent set forth in such policy as of the Effective Date. Further, the terms of the Employment Agreement shall continue to the extent incorporated or referenced herein, as amended by the terms of this Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

19.    Successors. Section 6 of the Employment Agreement is incorporated herein by reference and shall remain in full force and effect.

20.    Code Section 409A.

a.

Gentherm and Oldorff intend that any amounts or benefits to be paid or provided under this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance relating thereto (“Code Section 409A”) so that Oldorff is

Exhibit 10.1

not subject to additional tax or other sanctions under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Oldorff being subject to additional tax or other sanctions under Code Section 409A, if and to the extent permissible under Code Section 409A, Gentherm and Oldorff agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Oldorff. Notwithstanding the foregoing, no particular tax result for Oldorff with respect to any income recognized by him in connection with this Agreement is guaranteed, and Oldorff alone will be solely responsible for any additional taxes or other sanctions imposed on him under or as a result of Code Section 409A in connection with this Agreement.

b.

With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by Gentherm no later than December 31st of the year following the year in which Oldorff incurs the related expenses; provided, however, that any tax gross-up payment to which Oldorff is entitled under this Agreement shall be paid to him no later than December 31 of the year following the year in which Oldorff pays to the relevant taxing authority the taxes that are the subject of the gross-up. In no event will the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, by Gentherm in one calendar year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, nor will Oldorff’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

c.

If Oldorff is deemed on the date of his “separation from service” to be a “specified employee” within the meaning of those terms under Code Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under and subject to Code Section 409A (after taking into account all applicable exclusions and exemptions, including, but not limited to, the so-called “short-term deferral” exception) and that is payable on account of his “separation from service,” such payment or benefit will not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of his death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed on the first business day following the expiration of the Delay Period to Oldorff in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

Exhibit 10.1

Gentherm and Oldorff knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

DATED: May 6, 2019	/s/ Frithjof Oldorff
FRITHJOF OLDORFF

GENTHERM INCORPORATED

DATED: May 6, 2019	By:	/s/ Phillip M. Eyler
	Name:	Phillip M. Eyler
	Its:	President and Chief Executive Officer